Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. RESULTS FOR THE PERIODS ENDED SEPTEMBER 30, 2023

LITTLE ELM, TEXAS, November 14, 2023 — Retractable Technologies, Inc. (NYSE American: RVP) reports that its loss from operations was $8.7 million for the first nine months of 2023 and that it had an operating loss of $936 thousand for the third quarter of 2023, as compared to an operating income for the same periods last year of $7.0 million for the first nine months of 2022 and an operating loss of $691 thousand for the third quarter of 2022. Total net sales were $10.3 million for the three months ended September 30, 2023 and $29.3 million for the nine months ended September 30, 2023. In comparison, total net sales were $23.1 million for the three months ended September 30, 2022 and $82.1 million for the nine months ended September 30, 2022. The differences in the revenues and operating income or loss are largely due to lower sales related to COVID-19 vaccination efforts.

Retractable experienced significant growth in late 2020 through early 2022 due to material orders from the U.S. government to supply syringes for COVID-19 vaccination efforts. Such orders included payment for certain freight charges as well. International sales for vaccination efforts were also unusually strong through the first quarter of 2023. As a result, comparability to revenues and expenses in recent years may be challenging. Below are third quarter revenue figures from 2018 – 2023, as obtained from Retractable’s Quarterly Reports on Form 10-Q as filed with the U.S Securities and Exchange Commission.

	Three Months Ended September 30,
(Amounts in millions)	2023	2022	2021	2020	2019	2018
U.S. sales (excluding U.S. government)	$9.4	$9.2	$15.7	$12.6	$9.0	$8.8
Sales to U.S. government	—	—	18.4	12.9	—	—
North and South America sales (excluding U.S.)	0.8	9.8	0.7	1.3	2.4	0.8
Other international sales	0.1	4.0	1.6	0.3	0.2	0.3
Total sales	$10.3	$23.0	$36.4	$27.1	$11.6	$9.9

Retractable reports that domestic demand may be depressed due to the retention of products previously provided for vaccination purposes in customers’ inventory. In the first nine months of 2023, Retractable invested approximately 31% more in sales and marketing expenses, primarily in travel and trade show expenses as well as increased headcount for sales representatives, in an effort to improve future revenues.

Unrealized losses on investments were a significant factor in the computation for net loss for 2023 periods. Increased invested amounts were a significant factor in the decreased cash position in the first nine months of 2023.

Retractable reports that its unit sales have increased domestically each quarter of 2023. Below are revenue figures from 2023 as obtained from Retractable’s Quarterly Reports on Form 10-Q as filed with the U.S Securities and Exchange Commission.

	2023
(Amounts in millions)	Quarter 3	Quarter 2	Quarter 1
U.S. sales (excluding U.S. government)	$9.4	$7.3	$5.4
North and South America sales (excluding U.S.)	0.8	0.2	4.8
Other international sales	0.1	0.5	0.8
Total sales	$10.3	$8.0	$11.0

Retractable reports the following results of operations for the three and nine months ended September 30, 2023 and 2022, respectively. Further details concerning the results of operations, as well as other matters, are available in Retractable’s Form 10-Q filed on November 14, 2023 with the U.S Securities and Exchange Commission.

Comparison of Three Months Ended September 30, 2023 and September 30, 2022

Domestic sales accounted for 90.9% and 39.9% of the revenues for the three months ended September 30, 2023 and 2022, respectively. Domestic revenues increased 2.1%. Domestic unit sales increased 1.8%. Domestic unit sales were 87% of total unit sales for the three months ended September 30, 2023. International revenues decreased approximately 93.2% predominately due to fewer international vaccination-related sales. Overall unit sales decreased 66.1%. There is uncertainty as to the timing of future international orders.

Cost of manufactured product decreased 69.0% principally due to lower unit sales. Royalty expense decreased 46.6% due to the associated decrease in gross sales.

Operating expenses decreased 3.1% from the prior year. This is substantially due to decreases in stock option expenses and headcount as well as employee-related expenses as a result of a reduction of labor force in March of 2023.

The loss from operations was $936 thousand compared to a loss of $691 thousand for the same period last year. The greater loss was due to an overall decrease in revenues.

The unrealized loss on debt and equity securities was $6.5 million due to the decreased market values of those securities.

The benefit for income taxes was $1.2 million for the third quarter of 2023 as compared to a benefit of $5.8 million in the third quarter of 2022.

Comparison of Nine Months Ended September 30, 2023 and September 30, 2022

Domestic sales accounted for 75.5% and 54.4% of the revenues for the nine months ended September 30, 2023 and 2022, respectively. Domestic revenues decreased 50.5% principally due to lack of sales to the U.S. government. Domestic unit sales decreased 46%. Domestic unit sales were 66.4% of total unit sales for the nine months ended September 30, 2023. International revenues decreased approximately 80.8% predominately due to fewer international vaccination-related sales. Overall unit sales decreased 66.9%. There is uncertainty as to the timing of future international orders.

Cost of manufactured product decreased 63.3% principally due to lower unit sales. Royalty expense decreased 55.3% due to the associated decrease in gross sales.

Operating expenses decreased 3.1% from the prior year. This is substantially due to decreases in stock option expense, consulting, and reduced headcount. In the first nine months of 2023, we incurred approximately 30.9% more in sales and marketing expenses, primarily in travel and trade show expenses as well as increased headcount for sales representatives, in an effort to improve future revenues.

The loss from operations was $8.7 million compared to an income from operations of $7.0 million for the same period last year. The loss was due to an overall decline in revenues and an increase in cost of manufactured product on a per-unit basis.

The unrealized loss on debt and equity securities was $11.3 million due to the decreased market values of those securities but we recognized a gain on sales of equity securities in the amount of $5.6 million.

The benefit for income taxes was $1.9 million for the first nine months of 2023 as compared to $1.5 million in the first nine months of 2022.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: material changes in demand, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer